Exhibit 43

English Translation of Chinese Original

Second Supplementary Agreement to Earnest Money Agreement

By and between

Sanpower Group Co., Ltd.

And

Golden Meditech Holdings Limited

Dated December 2016

The Second Supplementary Agreement to Earnest Money Agreement (this “Agreement”) is entered on December 30, 2016 (“Execution Date”) by and between

(1)           Sanpower Group Co., Ltd., a company established in the People’s Republic of China, the uniform social credit code of which is 913201002496667805, with its registered office at 11th Floor, Tower A2, No. 18 Zhongshan East Road, Baixia District, Nanjing, the People’s Republic of China (“ Sanpower”); and

(2)           Golden Meditech Holdings Limited, a corporation established and validly existing under the laws of Cayman Islands, and listed on the Stock Exchange of Hong Kong (stock code: 00801) (“ Golden Meditech”).

Each of Sanpower and Golden Meditech is referred to as a “Party”, and collectively the “Parties”.

Whereas,

1.              Nanjing Xinjiekou Department Store Co., Ltd. (“XJK”), a company controlled by Sanpower, intended to acquire 100% of the shares of China Cord Blood Corporation (“CCBC”), a company listed on the New York Stock Exchange (stock code: CO), by share issuance and cash payment, and accordingly entered into the Share Sale and Purchase Agreement and the Agreement to Purchase Assets by Share Issuance and Cash Payment, each dated January 6, 2016, with Golden Meditech and Golden Meditech Stem Cells (BVI) Company Limited (“GMSC(BVI)”), a wholly-owned subsidiary of Golden Meditech.  Given the change of regulatory policies thereafter, uncertainty exists with respect to the consummation of the transactions contemplated under the Agreement to Purchase Assets by Share Issuance and Cash Payment.  In order to ensure the continuous progress of the transaction, the Parties proactively negotiate an alternative transaction plan.

2.              Sanpower and Golden Meditech entered into the Earnest Money Agreement on September 1, 2016 (the “Earnest Money Agreement”), pursuant to which, Sanpower agreed to pay Golden Meditech RMB 300,000,000 or the equivalent amount of foreign currency as the earnest money to ensure the smooth progress of the alternative transaction plan (the “Alternative Transaction Plan”) under the Agreement to Purchase Assets by Share Issuance and Cash Payment.  In September 2016, Golden Meditech received the earnest money in a total amount of US$ 10,000,000 and RMB 233,000,000 (the “Earnest Money”).  The Parties entered into the Supplementary Agreement to Earnest Money Agreement on October 31, 2016, whereunder, the Parties entered into additional agreements with respect to the dates by which the Earnest Money shall be refunded and the agreement on the Alternative Transaction Plan shall be entered into.

3.              Nanjing Yingpeng Asset Management Co., Ltd., a subsidiary of Sanpower, together with Shanghai Guotai Junan Haojing Investment Management Co., Ltd., as the fund managers, established a private investment fund in the form of limited partnership, namely Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (limited partnership) (the “Fund”).  The Fund, GMSC (BVI) and Golden Meditech entered into the Share Purchase Agreement (the “New 65.4% SPA”) on December 30, 2016, whereby the parties reached consensus on the Alternative Transaction Plan.

Upon mutual consultation, the Parties hereby agree as follows with respect to the return of the Earnest Money:

Article One          The Parties agree that Golden Meditech shall return the Earnest Money to Sanpower, within three business days following the date on which the Fund shall have paid in full the Purchase Price (as defined in the New 65.4% SPA) to the Seller Designated Account (as defined in the New 65.4% SPA) on the terms and subject to the conditions set forth in the New 65.4% SPA or the Escrow Money (as defined in the New 65.4%) under the New 65.4% SPA shall have been paid to the Seller Account (as defined in the New 65.4% SPA) in accordance with Section 2.4(4) of the New 65.4% SPA, whichever is earlier.

Article Two          This Agreement shall become effective upon its execution.

Article Three       This Agreement is governed by the laws of the People’s Republic of China. The Parties agree to submit any and all disputes arising out of or in connection with this Agreement to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect.

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Signature page to the Second Supplementary Agreement to Earnest Money Agreement

Sanpower Group Co., Ltd (corporate seal)

Signature/Seal: YUAN Yafei

Authorized representative: YUAN Yafei

Title: Legal Representative

Golden Meditech Holdings Limited

Signature/Seal: KAM Yuen

Authorized representative:  KAM Yuen

Title: Director